Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion and incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Seacoast Banking Corporation of Florida of our report dated March 26, 2021 related to the consolidated financial statements as of December 31, 2020 and for the period ended December 31, 2020 in the Annual Report on Form 10-K of Professional Holding Corp. for the year ended December 31, 2021, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Atlanta, Georgia

November 10, 2022